  EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

JULY 17, 2009

AMES NATIONAL CORPORATION
ANNOUNCES
2009 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2009 Results:

For the quarter ended June 30, 2009, net income for Ames National Corporation (the Company) totaled $2,409,000, or $0.26 per share, compared to $1,867,000, or $0.20 per share, for the same period in 2008.  The higher quarterly earnings can be primarily attributed to decreased write downs associated with the other-than-temporary impairment of investment securities and lower provision expense for loan losses.  Impairment of securities for the quarter ended June 30, 2009 of $7,000 related to a corporate bond issue of MGIC Investment Corporation.  During the same period of 2008, the Company had other-than-temporary impairments of investment securities of $2,328,000 related to FNMA and FHLMC preferred stock and a corporate bond issue of MGIC Investment Corporation.  As of June 30, 2009, the carrying value and fair value of the other-than-temporary impaired securities totaled $752,000.  Partially offsetting these improvements was an increase in other real estate owned costs, a decrease in securities gains and an increase in Federal Deposit Insurance Corporation (“FDIC”) insurance assessments.  The increase in other real estate costs of $697,000 is due primarily to write downs on certain other real estate owned and other costs associated with the increased volume of other real estate owned.  The increase in the FDIC insurance assessments of $509,000 is due to higher quarterly deposit assessment rates and a special assessment in 2009 which are also expected to negatively impact future quarters if bank failures continue to erode the FDIC insurance fund.  In 2009, 53 banks have failed compared to 25 bank failures in 2008.

For the quarter ended June 30, 2009, net interest income decreased $190,000, or 2.6%, compared to the same period in 2008.  This decrease is primarily the result of lower yields on interest earning assets and a decline in the average loan balances, offset in part by lower cost of funds on deposits and other borrowings.  The lower yields and cost of funds were due primarily to lower market interest rates as interest earning assets and interest-bearing liabilities are repricing.  The Company’s net interest margin was 3.73% for the quarter ended June 30, 2009 compared to 3.91% for the quarter ended June 30, 2008.

The provision for loan losses was $327,000 for the second quarter of 2009 compared to $819,000 for the same period in 2008.  Net charge-offs for the quarter ended June 30, 2009, were $571,000 compared to $57,000 for the same period in 2008.  The increase in the charge-offs was primarily related to a commercial real estate loan that was repossessed in the second quarter of 2009.

Non-interest expense for the second quarter of 2009 totaled $5,537,000, 30% higher than the $4,267,000 recorded in the second quarter of 2008.  The higher non-interest expense can be primarily attributed to higher FDIC insurance assessment expense and other real estate owned costs.  The efficiency ratio for the second quarter of 2009 was 62.25%, compared to 58.13% for the same period in 2008.

Six Months 2009 Results:

For the six months ended June 30, 2009, net income for the Company totaled $4,850,000, or $0.51 per share, compared to $4,768,000, or $0.51 per share, for the same period in 2008.  While the level of net income remained relatively stable, certain non-interest income and non-interest expense items incurred significant changes.  The six month period ended June 30, 2009 had much lower expense associated with the write down of other-than-temporary impairment of investment securities and lower provision expense for loan losses.  Impairment of securities for the six months ended June 30, 2009 of $30,000, related to a corporate bond issue of MGIC Investment Corporation.  For the six months ended June 30, 2008, the Company had other-than-temporary impairments of investment securities of $2,555,000, related to the same investments previously mentioned in the second quarter results.  The improvement in these areas was partially offset by write downs of other real estate owned, a decrease in securities gains and higher FDIC insurance assessments. The increase in other real estate owned costs of $1,094,000 is due primarily to write downs on certain other real estate owned and the costs associated with the increased volume of other real estate owned.  The increase in the FDIC insurance assessments of $948,000 is due primarily to higher quarterly deposit assessment rates and a special assessment in 2009.

Net interest income increased $26,000, or 0.2% for the six months ended June 30, 2009, compared to the same period in 2008.  This increase is primarily the result of lower costs of funds on deposits and other borrowings, offset in part by lower yields on interest earning assets and a decline in the average loan balances.  The lower yields and cost of funds were due primarily to lower market interest rates as interest earning assets and interest bearing liabilities are repricing.  The Company’s net interest margin was 3.83% for the six months ended June 30, 2009 compared to 3.85% for the same period in 2008.

The provision to the allowance for loan losses was $556,000 for the six months ended June 30, 2009, compared to $929,000 for the same period in 2008.  Net charge-offs for the six months ended June 30, 2009, were $648,000 compared to $100,000 for the same period in 2008.  The increase in the charge-offs was primarily related to a commercial real estate loan, previously mentioned.

Non-interest expense for the six months ended June 30, 2009 totaled $10,364,000, 21.6% higher than the $8,526,000 recorded in the same period of 2008.  The higher non-interest expense can be primarily attributed to higher FDIC insurance assessment costs and other real estate owned costs, previously mentioned.  The efficiency ratio for the six months ended June 30, 2009 was 60.57%, compared to 54.22% for the same period in 2008.

Balance Sheet Review:

Net loans as of June 30, 2009 decreased 7.7% as a result of declining loan demand, to $422,261,000 compared to the $457,514,000 as of June 30, 2008.  The allowance for loan losses on June 30, 2009, totaled $6,688,000, or 1.56% of gross loans, compared to $6,609,000 or 1.42% of gross loans as of June 30, 2008.  Impaired loans as of June 30, 2009, totaled $9,614000, or 2.2% of gross loans, compared to impaired loans of $6,253,000, or 1.4% of gross loans as of December 31, 2008 and $14,010,000, or 3.0% of gross loans, as of June 30, 2008.

Other real estate owned was $13,197,000 as of June 30, 2009, compared to $13,333,565 as of December 31, 2008 and $2,138,000 as of June 30, 2008.  The increase in other real estate owned is primarily due to certain improved commercial development land which collateralized a $9 million line of credit which was foreclosed in the third quarter of 2008.

Deposits totaled $684,121,000 on June 30, 2009, a 0.8% increase from the $679,027,000 recorded at June 30, 2008.  The increase in deposits was due to an increase in public funds deposits, offset by decreases in retail deposits.  The mix of deposits has changed as depositors have moved deposits to savings and money market accounts from time deposit accounts.

The Company’s stockholders’ equity represented 12.1% of total assets as of June 30, 2009 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder equity totaled $107,358,000 as of June 30, 2009, $103,837,000 as of December 31, 2008 and $106,902,000 as of June 30, 2008.

Shareholder Information:

Return on average assets was 1.08% for the quarter ended June 30, 2009 compared to 0.85% for the same period in 2008.  Return on average equity was 9.09% for the quarter ended June 30, 2009, compared to the 6.70% for the same period in 2008.   Return on average assets was 1.12% for the six months ended June 30, 2009 compared to 1.09% for the same period in 2008.  Return on average equity was 9.20% for the six months ended June 30, 2009, compared to the 8.54% for the same period in 2008.

Company stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.41 on June 30, 2009.   During the second quarter, the price ranged from $16.68 to $27.00.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
June 30, 2009 and 2008

ASSETS	2009	2008

Cash and due from banks	$16,091,796	$22,902,276
Federal funds sold	-	15,400,000
Interest bearing deposits in financial institutions	37,303,384	6,138,140
Securities available-for-sale	369,918,685	342,882,987
Loans receivable, net	422,261,193	457,513,612
Loans held for sale	2,657,569	2,202,265
Bank premises and equipment, net	12,201,689	12,987,331
Accrued income receivable	5,478,330	6,669,250
Deferred income taxes	4,194,872	3,243,733
Other real estate owned	13,197,056	2,138,280
Other assets	621,215	271,744

Total assets	$883,925,789	$872,349,618

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$81,211,180	$81,306,466
NOW accounts	173,626,736	169,262,133
Savings and money market	188,908,676	162,606,100
Time, $100,000 and over	83,791,254	97,770,417
Other time	156,583,479	168,081,658
Total deposits	684,121,325	679,026,774

Federal funds purchased and securities sold under agreements to repurchase	46,461,406	39,374,666
Other short-term borrowings	325,219	685,072
Long-term borrowings	40,500,000	39,500,000
Dividend payable	943,292	2,641,216
Accrued expenses and other liabilities	4,217,006	4,219,903
Total liabilities	776,568,248	765,447,631

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 issued and outstanding as of June 30, 2009 and 2008, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	65,434,543	66,169,346
Accumulated other comprehensive income (loss)-net unrealized income (loss) on securities available-for-sale	405,946	(784,411)
Total stockholders' equity	107,357,541	106,901,987

Total liabilities and stockholders' equity	$883,925,789	$872,349,618

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans	$6,389,627	$7,331,295	$13,000,802	$15,149,526
Securities
Taxable	2,121,653	2,480,918	4,325,347	4,990,127
Tax-exempt	1,249,133	1,261,287	2,454,988	2,608,128
Federal funds sold	8,253	90,962	19,328	134,449
Dividends	57,602	373,243	143,275	669,737

Total interest income	9,826,268	11,537,705	19,943,740	23,551,967

Interest expense:
Deposits	2,183,150	3,647,078	4,624,680	8,074,644
Other borrowed funds	476,498	533,972	944,882	1,129,599

Total interest expense	2,659,648	4,181,050	5,569,562	9,204,243

Net interest income	7,166,620	7,356,655	14,374,178	14,347,724

Provision for loan losses	326,670	818,995	556,324	928,694

Net interest income after provision for loan losses	6,839,950	6,537,660	13,817,854	13,419,030

Non-interest income (loss):
Trust department income	390,882	393,886	773,434	831,153
Service fees	449,382	451,594	870,832	880,932
Securities gains (losses), net	255,088	893,411	(95,587)	1,141,781
Other-than-temporary impairment of investment securities	(6,904)	(2,328,430)	(29,565)	(2,555,430)
Gain on sale of loans held for sale	256,776	200,246	519,682	386,539
Merchant and ATM fees	153,159	160,782	299,169	314,002
Other	230,241	212,176	396,631	376,902

Total non-interest income (loss)	1,728,624	(16,335)	2,734,596	1,375,879

Non-interest expense:
Salaries and employee benefits	2,703,106	2,501,007	5,049,865	5,080,915
Data processing	541,678	624,485	1,020,313	1,170,360
Occupancy expenses	302,240	377,965	695,044	806,066
FDIC deposit assessments	557,091	48,000	1,037,002	88,906
Other real estate owned	727,793	31,167	1,154,637	60,881
Other operating expenses	705,236	684,603	1,406,703	1,318,793

Total non-interest expense	5,537,144	4,267,227	10,363,564	8,525,921

Income before income taxes	3,031,430	2,254,098	6,188,886	6,268,988

Income tax expense	622,525	386,897	1,338,841	1,501,159

Net income	$2,408,905	$1,867,201	$4,850,045	$4,767,829

Basic and diluted earnings per share	$0.26	$0.20	$0.51	$0.51

Declared dividends per share	$0.10	$0.28	$0.20	$0.56